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                              EXHIBIT INDEX



 EXHIBIT                                  DESCRIPTION
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  99.1                   Transcript of April 19, 2000 telephone conference.




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                      PROVIDENT BANK OF MARYLAND, #696685
                        APRIL 19, 2000, 3:00 P.M., EDT
                           FINANCIAL RELATIONS BOARD
                            MODERATOR: JOHN MCNAMARA

Operator Good morning, ladies and gentlemen, and welcome to the Provident Bank of Maryland conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star followed by the zero on your touchtone phone. As a reminder ladies and gentlemen, this conference is being recorded.

                    I would now like to introduce your host for today's conference, Mr. John McNamara of the Financial Relations Board. Please go ahead, sir.

J. McNamara         Good afternoon,  everyone, and thank you all for
                    participating on Provident's first quarter conference call.
                    By now you should have all received a copy of the press release. If anyone still needs one, please call my office at 212/661-8030 and we'll fax you a copy immediately following the call. With us on the line from management is Peter
                    Martin, Chairman and Chief Executive Officer. Peter will also introduce the other members of Provident's management team.

                    Before we begin, however, we would like to remind you all to take note of the cautionary language regarding forward looking statements contained in the press release. That same language applies to comments made on this afternoon's conference call. We'll begin the call with a brief update on the quarter and then we will open up the line for questions. And now I'll turn the call over to Peter Martin. Go ahead, Peter.

P.  Martin          It is  nice to have  all of you  with us  today.  Hello, I want to introduce my folks here. Dick Offits, from the Office of the Chair, is head of our commercial lending and credit. As you know Jack Novak is also Office of the Chair and is responsible for consumer and mortgage; Lilian Kilroy is responsible for marketing; Alan Grossman, responsible for our investor


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                    relations; Dennis Dalliper, our CFO; and Gary Geisel, who is also Office of the Chair and responsible for our community banking, marketing and human resources and operations.

                    And I'm just going to, you have the press release. Earnings per share did increase, it was up 15% from the first quarter of 1999, .45 cents versus .39 cents and we're continuing to execute our strategy of double digit increases in earnings. The return on common equity was up to 14.72 versus 14.37 in 1999. A highlight is that we did issue with the end of February $30 million in trust preferred stock, $15 million of which we're using to buy back stock and $15 million paid for the interest in the trust preferred and the leverage give-up from the buy back.

                    We have bought back 500,000 shares so far with the proceeds of the trust preferred. So we're at close to 1 million shares with the program. We have 275,000 shares left.

                    We continue to work with our partners, Wal-Mart, Shopper's Food Warehouse and Metro Foods, and in fact Shopper's Food Warehouse and Metro have merged so we have one partner instead of two there as of I think yesterday which continues to allow us cost effective expansion in two prime locations. We've opened several more stores. As you know we opened sixteen last year, we've opened several more and we have plans to continue this particularly in northern Virginia, Prince George's county, throughout 2000. And as a reminder to those of you who have joined us in the past are aware that we have a break even on in-store locations, which is eighteen months versus three to four years in traditional locations. We do also open some traditional branches to back up the in-store and to provide support for our commercial calling efforts.
                    Now we have also continued to work on our e-commerce capabilities. We are now issuing commercial debit cards. As a reminder we have 130,000 retail debit cards, which is very large for a bank our size, and we now have 16,000 customers on either the PC banking or internet banking. They can open accounts, make loan applications, make mortgage loans and of course you can have your checking account through our website, and you can have your checking account and bill paying through our PC and internet banking.

                    So we're continuing to reach out to our customers through various channels and we think that's what providing us with a success in earnings. I'm going to turn it over to Dennis Dalliper



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                    to go into more details in the first quarter numbers.

D. Dalliper         Thank you, Peter. Good afternoon, everyone. I'm going to
                    begin with a summary of our share performance for the first quarter and then from there go on into the financial highlights.

                    First to remind everyone, looking through the numbers here, where we ended the quarter at 15-3/4, we're trading at 16-1/2 to 16 today. During the quarter our high low range was 17-3/4 to 13-7/8. That compares to the 52 weeks, about 28-1/2 to 13-7/8. During the quarter our float average volume here increased significantly to about 165,000 shares per day. That compares to about 97,000 shares for the 52 week average. Obviously it's reflecting the activity in the stock by not only mid-Atlantic but Proivdent Bank in its repurchase program. Its current yield is about 4.20 and common shares outstanding at 25.1 with a P/E ratio of under 9 at 8.75. Street estimates for the first quarter, the mean from 5 estimates of our 7 market makers was .44 cents and for the years remains at $1.82. During the quarter we did have the initiation of coverage by Legg Mason with an out-perform rating, so that now arrays out with two of our followers with strong buys, three with out-perform and two with neutral ratings.

                    Compared to our peer group in terms of total return for the first quarter, the best performer out of any index was still negative, the S&P small, small cap regional bank index, was a -2.%. Provident's peer group was -8% which compares directly with Provident. Provident was at a -8.3, but the NASDAQ bank average was at a -9.50. Even when you compare Provident with Provident's peers, out of group of 14, we rank 5. So there's a good deal of dispersion in that group. Certainly the entire industry shares washed out in the value to growth flight here. Very few institutions showing positive total returns.

                    With regard to the continuing reminder of our strategic financial objectives, certainly our objectives boiled down to three. We're continuing to try to build sustainable quality revenues, growing earnings per share, and continuously increasing returns on invested capital. With that in mind as Peter had mentioned, reported EPS for the quarter was .45 cents, that's an increase of 15% from the first quarter of 1999, again, matching off against our street estimate of .44 cents. Net income up almost 13% to $11.6 million in non-interest income, fee income, if we were to exclude our mortgage banking activity which I will discuss in a



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                    little bit. Non-interest income increasing 16.9%. Our
                    efficiency ratio, although still high at 63.55 was a significant improvement over the 65% number in the first quarter of 1999.

                    Turning to return on assets, improvement of two basis points there from 88 to 90 and return on equity improving from 1437 in the first quarter of 1999 to 1472. Net interest margin improving from a very low 2.99 percent in the first quarter to 3.23% in this current quarter. It was a major first quarter event, so obviously the first one being margin improvement. We experienced 9.5% growth in demand and money market deposits which had a beneficial impact on our margin. And we continued to have improved performance in our second mortgage loan portfolio. However during the quarter we did issue trust preferred securities. I believe that we will see that the 3.23% will not be sustainable and most likely will not be sustainable in the subsequent quarters here. We expect our second mortgages to return to more normal yields, and the leveraging of the trust preferreds will bring down the margin a bit. However, net interest income will continue to grow.

                    We had continued growth in core fee based revenues with 16.4% deposit fee income. Non-interest income, however, compared to 1999 was relatively flat. We saw a growth in deposit in other fee income that was offset by decline of about $3.2 million in mortgage related fees. Mortgage unit now is operating at a break even pace. The $30 million of trust preferred issuance, $15 million of that is being used to repurchase shares. We have repurchase a little under 500,000 shares, about $7.7 million and this is part of a $15 million program, so we have a little bit more yet to go.

                    The final major event in the first quarter was that we canceled $85 million of fixed rate home loan debt and replaced it with floating rate, non-callable home loan debt, swapped through the same duration. That created an after tax gain of about $770,000. The value of that trade, the value of taking the gain today, was greater than the value of the increased cost on the rate reset, and provided us with an excellent facility to continue to build our loan loss reserves.

                    Looking to net interest income now, $40,660,000, a growth rate of 19.5% over 1999. We had $130 million in loan growth and $380 million in deposit growth. Provision for loans was up from $1.9 million to $4.3 million. Non-interest income going from

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                    1999 of $15 million to $14,216,000 in the first quarter of
                    2000. Again mortgage production here being the primary characteristic in non-interest income's decline from 1999. Production there is at 28% of last year's level. However, reduced variable costs are to a point here now where the unit is at break even and we will hold the unit at break even or better until that business returns, which it seasonably always does. And non-interest income, although up 8.4% does contain significant reductions in variable costs in our mortgage banking operation.

                    Looking at loans and deposits, loans here $3.1 million in 1999 to $3.2 million, and $83 million growth in consumer. These are average balances, $45 million growth in commercial. Deposits growing 11.2% from $3.4 million to $3.8 million, a growth of $380 million. Certificates of deposit again being $324 million, but more importantly, demand deposits being up $72 million. To asset quality, during the period our allowance to loan losses is at $41.1 million. Non-performing loans are at $26 million. Net charge offs during the period were $3 million. Non-performing loans, the total loans at 78 basis points and the reserve is at 1.23% of loans.

                    That's what I have for the financial summary.

P. Martin           Thank you, Dennis.  We'll prepare to take questions, any
                    questions you want to ask and we'll do our best to answer them.

Operator Thank you, sir. Ladies and gentlemen, at this time, if you have a question, you will need to press the one on your touchtone phone and you'll hear a tone acknowledging your request. Your questions will be taken in the order that they are received. If your question has already been answered you may remove yourself from the queue by pressing the # key. Also, if you are on a speakerphone, please pick up your handset before pressing the buttons. One moment please for th first question.

                    Adam Barkstrom, please state your company name followed by your question.

A. Barkstrom        Good afternoon gents, Adam Barkstrom from Legg Mason. I
                    had a couple of questions, Dennis and Peter. I wonder if you could give a little bit more flavor on asset quality and more specifically I'm curious, if there have been any changes in the IHS credit and secondly, on the Genesis
                    Healthcare credit. Have there been any changes there and has that line been booked on



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                    non-accurals yet.

P. Martin           Do you want to take that, Dick, or do you want me to.  I'd be happy to answer it, but we'll both give you the same answer.

D. Offits           I'll take it, Adam.  In terms of overall portfolio quality, we continue to think we are very solid there. Healthcare continues to be a portfolio that we monitor very closely. As we indicated in the press release, while non-performing assets were flat this quarter, we anticipate increases in non-performers through the rest of the year, or at some point in the year, in that specific portfolio. The rest of the portfolio we are very comfortable with.

A. Barkstrom        Do you have any specific ideas as far as the increases in
                    non-accruals and/or charge offs as they relate to healthcare?


D. Offits           We've got only one other credit that we're concerned about at this point, and that's the other one that you mentioned.

A. Barkstrom        Genesis?

D. Offits           Yes.  There have been no changes in either of the credits
                    at this point in time. The marketer, the banks are still waiting for a plan to be submitted by Integrated and that's pretty much where we are.

P. Martin           Let me just add to that.  In our portfolio, those are the
                    two credits, they happen to be healthcare and the rest of our healthcare credits are good as well, but we're watching those two ... well, obviously Integrated. And we're watching
                    Genesis very carefully, although quite frankly, we think that the healthier situation is in Integrated and just to emphasize what Dick Offits said, the rest of our portfolio is very clean and in fact over 60% of the portfolio is collateralized with equity in one to four family homes.

A. Barkstrom        Right.

P. Martin           We don't want to under emphasize the fact that we've got two relationships we're watching closely, but we don't want to overemphasize it either. Our portfolio overall is very clean.

A. Barkstrom        Right, and if I read your press release correctly, the total healthcare portfolio is 2.8% of total lines?

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P. Martin           That's correct.

A. Barkstrom        Alright, so the remainder of the healthcare portfolio if you net out Genesis and IHS, if I'm hearing you correctly, you are still pretty comfortable with the remainder of that portfolio?

P. Martin           We are.

A. Barkstrom        Okay.  A couple of additional questions then I'll turn it
                    over to the next person. I was curious during the period, additional broker deposits and additional consumer purchase loans for first quarter.

D. Dalliper         Your question, Adam, is between the fourth and the first
                    quarter?

A. Barkstrom        Yes, I just want to know how much in additional purchased
                    consumer loans you will bid, and then how much did you ramp up the brokered CD program, how much in additional brokered
                    CDs.

D. Dalliper         Actually, Adam, as you may recall, we securitized $373
                    million of second mortgages at the end of 1999. So comparing the fourth quarter averages to the first quarter we are actually down $118 million in purchased second mortgages and correspondingly our brokered CD book is off about $20 million. During the first quarter our average brokered CDs was about $1.4 billion, which happens to also be the average of the acquired loan portfolio.

A. Barkstrom        Gotcha. But during the first quarter did you all purchase
                    any additional?

D. Offits           Oh yes. It had the effect of a growth of about $250 million.

A. Barkstrom        Okay. Because you purchased those really in pools, correct?

P. Martin           Yes, but Dennis's point was it is hard to compare fourth to first because of the securitization, but we did continue to purchase portfolios in the first quarter.

A. Barkstrom        Right.  I was just curious as to what that total was for
                    first quarter, if you have that number.

P. Martin           $250 million.



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A. Barkstrom        Okay, gotcha. Okay.  Thank you.

Operator Frank Barkocy, please state your company name Followed by your question.

F. Barkocy          Keefe Managers.  Good afternoon.  A couple of questions.  In the press release, just to follow up on Adam's question on asset quality. You're suggesting that in the healthcare sector you might have additional MPAs which could lead to additional charge offs. Does that suggest that we might see a ramping up in your provision for loan losses from the first quarter's levels?

P. Martin           Depending on our analysis of the Genesis, yes it could.
                    Again, we see Genesis as a lot stronger than IHF and so, but we're going to be continually gathering more detail of the Genesis situation. I mean they do have $1.1 million on subordinated debt and preferred stock under the senior debt, and they also have some business lines that they are actively trying to sell and having some problem finding buyers, or having problems finding financing for, but they're valuable business lines. So we don't see those two credits as analogous. Dick do you want to add anything.

D. Offits          No, that's an accurate assessment.

F. Barkocy         If that's the case if we do see some ramping up in the
                    provisions and then as you indicated some additional margin pressure in subsequent quarters, not being able to sustain the 23 of the first quarter, are there going to be, or do you have other offsets that might enable you to sustain or actually improve on the earnings momentum of the first quarter?

P. Martin           We plan to maintain our momentum on earnings.  That answers your question.

F. Barkocy          The question is how.

P. Martin           Well, we don't think we'll have an increased pressure for
                    loan loss reserve that's significant enough to impact our earnings plans for the year at this point.

F. Barkocy          Okay, and last, how does your profitability ratios, the ROA and the return on common equity and your efficiency ratio compare to your peer group of I believe, fourteen banks? And also, what are your targets for those ratios and over what timeframe?

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P.  Martin          Compared  to our  peer  group  on  ROA,  we have
                    traditionally been anywhere from 15 to 25 basis points below our peer group on ROA. However on ROE, we compare very favorably on an ROE basis. I think there was another piece to this? The efficiency ratio is always the subject of discussion here. It is high compared to our peer group. Again, it's important to realize that the company is in an expansion program here and expanding our retail banking franchise which has costs that go with it. In order to help finance that, we do use our capital and leverage it in the most efficient way and the most stable way that we can. And given the large size of the leveraging program, our margins are low, and that's the primary reason why our efficiency ratio remains low. We continue to use leveraging to help us to finance this market expansion on the retail banking side. We get into ... generally a discussion of the efficiency ratio ends up in a discussion of operating expenses. Compared to our peer group, our average expense per employee compares quite favorably, to about $2,500 per employee lower than our peer group. There's a great deal of cost associated with opening these many branches that we have, particularly all the mechanics that go into it. So we are financing that in our operating expenses and paying for it using our leverage program. And that has the impact of lowering our margin and lowering our ROA.

D. Offits           And lowering our efficiency ratio, I mean raising our
                    efficiency ratio. I mean they are all part of the same calculation. We stress earnings per share and return on equity, and we've done very well over, well over five years, we've done extremely well in every year. And we consistently say that we do stress ROE and earnings per share and we make decisions that are not particularly like leveraging, that don't particularly impact ROA well, but that's our choice, because we think ROE and earnings per share is more important to the value of the franchise and the shares. And
                    I think it's very important to note that if you do compare costs per employee, we do quite well, because we do emphasize control of costs. So our growth and earnings per share has gone from .88 cents in 1995 to $1.67 in 1999. And the return on common equity has gone from 10.9% in 1995 to 14.6%. We intend to continue that performance. So that's the answer on the efficiency ratio.

F. Barkocy          Your specific targets for those ratios and over what
                    timeframe?

P. Martin           ROE is to get into the 15 to 18 territory.  I am very
                    reluctant to


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                    start placing targets on earnings performance going forward.
                    Let's just suffice it to say here that the market expansion is going to take out the leveraging program over time. And that process will lead to ROAs that will be much higher than they are today, and ROEs that will be much higher. That is our long term plan. The replacement of borrowed money with core deposits and the replacement of acquired loans with self-generated loans is what's in this whole program for bank expansion. And that's the goal at the end of the day.

F. Barkocy          Thank you, gentlemen.

P. Martin           Thank you.

Operator Derek Statkevicus, please state your company name, followed by your question.

D. Statkevicus      Hi, this is Derek Statkevicus from KBW.  Actually I have two questions. Number one, looking at net charge offs in the consumer line items, I see a trend of five quarters of kind of steadily increasing charge offs. I wonder if you could
                    (A) shed some light on why that's happening and then (B) kind of explain where we may see that go forward. And then my second question is going to be, looking at non-interest revenues, the service charge on deposits line item, although deposit growth seems to be pretty good, that specific line item was down from the fourth quarter and actually down from the third quarter as well. So I just wonder if you could shed some light on that. Thanks.

                    J. Novak Derek, this is Jack Novak. I'll talk about the consumer charge offs and I think Gary will handle the other question. The consumer charge offs in absolute numbers actually have increased slightly over that period time, basically because of the dramatic growth in the acquired portfolio. All other portfolios are performing either the same as or better than they had been before. And very honestly I think that you will continue to see an absolute dollar increase of slight magnitude, based once again on the fact that we have been very aggressive in that portfolio. But once again, you look at what those numbers are relative to the outstandings, the net charge off and basis points is extremely low compared to what that industry average is.

D. Statkevicus      Okay.



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G. Geisel           Derek, it's Gary Geisel speaking to your deposits service
                    charges. We're pretty pleased actually, both with our deposit growth as well as the growth in deposit service fees. I mean from year to year we're up about 16% in just what we would call core deposit service fees in this portfolio. And that's about $1.2 million on a base that was at about $7.5 million last year at this time for the quarter. So I'm not sure I understood your question.

D. Statkevicus      Well, again, it just seems that with deposits continuing to grow, you know quarter over quarter, at least core deposits, I just would have expected to see service charges continue to increase along with that, at least modestly, you know, rather than decrease this quarter versus the fourth quarter.
                    But apparently there's other factors involved so.

G. Geisel           Right, I'm quoting from first quarter to first quarter and
                    I don't have fourth quarter in front of me. Now that we're hitting our targets for the first quarter and I can't ...

P.  Martin          I think we better ... you have to give us an opportunity to look at the fourth quarter, the first quarter on deposits, service charge, Derek, I believe we are increasing deposit service charges, so that's ... one thing that we are not increasing is investment products, investment fees, because the market's not as good for investment fees. So I think we'd like to get back to you on that because it is sort of confusing to us. We don't agree with that so we'll have to loo at the numbers.

D. Statkevicus      That's fine.  Thank you very much.

Operator Ladies and gentleman, if there are any additional questions, please press the 1 at this time. Remember to pick up your hand set before pressing the buttons. One moment please.

                    Brian Harvey, please state your company name followed by your question.

B. Harvey           Yes, Brian Harvey with Fox Pitt Kelton.  First couple of
                    questions, one on the tax rate. I think it's down to 31% on an FTE basis. Second question is CNI loan portfolio's down link quarter and I think down from the third quarter as well, I just wonder what's driving some of those and what you're seeing in the pipeline going forward. And then the last bit is on the indirect auto business, just how is that going and just give us an update on that business.

P. Martin           Dennis, why don't you take the tax  question and Dick Offits the CNI and Jack Novak the indirect auto.

D. Dalliper         The lowering of our tax rate is coming from the institution of PB REIT, Inc. and last year which provides federal tax benefits on our second mortgage portfolio. That rate should stay stable at that level going forward. You should not see that improve much from that 31% going in subsequent quarters, Brian.

B. Harvey           Okay, so that's sustainable for all of 2000?

D. Dalliper         We think so.

D. Offits           Brian, CNI, we were down this quarter, it was relatively
                    flat. We actually managed a couple of credits out in healthcare and had a couple of payoffs on the syndicated side, again, where we opted out of a credit based on pricing. There has been some fairly predatory pricing on a couple of the larger deals and we quite frankly asked out of two on the pricing side.

B. Harvey           And what are you seeing in terms of the pipeline as we head out to the second quarter?

D. Offits           Very, very strong in real estate and picking up on
                    commercial. In fact we did a little bit of booking very late in the quarter and in early April in CNI.

B. Harvey           Okay great.

J. Novak Brian, this is Jack Novak, on the indirect auto. We have actually had reduction in the outstandings on indirect auto and that's by design. We went through a complete remodeling of the product if you will. We changed the mix, we reduced operating expenses by over a third, asset quality has always been fantastic in this product, and we've also managed to put down into the market a product where we can get fee income on. And as a matter of fact, we are extremely happy right now with the progress that indirect auto has made and actually if you look at it on a year to year basis, actually incrementally accrued profitability within the organization by over a half million dollars.

B. Harvey           Okay great.

Operator            Adam Barkstrom, please state your question.


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A. Barkstrom        Yes, just a couple of follow-ups, if I could.  Dennis, I was wondering if, first question, if you could give us a little bit more flavor on the extinguishment of debt, the gain that was recognized for first quarter, the $770 million, why that was done, how it was done, and how the gain was recognized. And then secondly, a few more details on the provision levels for first quarter, 4.3 relatively to last year those levels were noticeably higher and I just wanted to hear some further detail on that if you would.

D. Dalliper         Okay, well first the gain was $770,000, not million and ...

A. Barkstrom        I'm sorry about that.

D. Dalliper         We wish.

A. Barkstrom        Don't we all.

D. Dalliper         Yes, that would be a nice efficiency ratio, wouldn't it.

A. Barkstrom        Absolutely.

D. Dalliper         The transaction was, we had $85 million of fixed rate home loan debt, that when we looked at where swap rates were and where the home loan's floating rate debt was, and it's non-callable, it provided us with the opportunity to cancel that debt, which you can do. Cancel that debt, and then reissued in the floating rate product and then put on interest rate swaps to swap it to the same duration as the original debt. Do you follow me there?

A. Barkstrom        Yes, I got you. I guess I'm curious as to why there is a
                    gain there. Is that just an inefficiency in the market right now?

D. Dalliper         Yes, the desire on the behalf of the Home Loan has priced
                    their floating rate debt much cheaper. And we were able to take that with the combination of the swap and we didn't lower our borrowing costs, obviously the rate is higher all in, swap rates being where they are, but the present value of taking this gain beat that incremental cost.

A. Barkstrom        Was the term on the swap the same as the term on the debt.

D. Dalliper         Yes, matched duration.

A. Barkstrom        Okay.

D. Dalliper         Again, this is a transaction where, if available, we'll
                    continue to look at these capital market kind of opportunities where we are not going to assume any more credit or interest rate risks, but where gain opportunities are available to us to build our loan loss reserve, we are going to continue to evaluate those.

A. Barkstrom        Gotcha.

D. Dalliper         Second was on provisions?  Could you repeat that one, Adam?

A. Barkstrom        Sure, yes, I was curious first quarter provisions, $4.3
                    million. That was significantly ahead of our estimates and significantly ahead of quarterly levels all of last year.
                    I'm just curious as to why that number's so high for first quarter.

D. Dalliper         Because we have the increase in non-performers and we have the two relationships that we're looking at. We're beginning to build a reserve. We have that in our plan for the year, a reserve.

A. Barkstrom        Now as I understand Genesis has not been put on non-accrual yet, is that true?

D. Dalliper         That is correct.

A. Barkstrom        Okay, thank you.

D. Dalliper         You're welcome.

Operator David West, please state your company name followed by your question.

D. West The Davenport and Company. Good afternoon. Looking at the average balances, you can see the securitization very well, and I just wanted to make sure I understood. As far as the leveraging of the trust preferred, was that done primarily through purchasing mortgage backed securities?

P. Martin           It's a $30 million transaction was the trust preferred and we're splitting it in half. We are buying back shares with one half and we're using the other half to put investments on. Yes, it's mortgage backed securities, David, and a little bit of acquired loans.

D. West Okay. And that, do you feel like you've effectively leveraged that at this point in time?

J. Novak            Yes, we have. And we were as a matter of fact, we don't want to say we're issuing trust preferred using $15 million just to leverage up. Our forecast showed that we were going to
                    need approximately $10 million in capital anyway on out
                    through the year. So we just got it done and it appears in hindsight that it was a good time to get it done, because
                    now there is little liquidity in that market.
D. West             Given that during the month of March you would have had an opportunity I guess to largely get these transactions in
                    place, could you talk a little bit about what your net
                    interest margin was in the March month versus the quarter, because it seems like that might be a better run rate if you will going forward.
P. Martin           Yes, it was, let's see, give me a second here.  The net
                    interest margin for the month of March was at 3.12, but
                    again that had some extraordinary items, I would say that
                    the impact of the leveraging is about 5-6 basis points on
                    the run rate going forward.
D. West             All right, thanks very much.

P. Martin           Yes sir.  Thank you.

Operator Ladies and gentlemen, at this time there are no further questions. Please continue with any closing comments.

P. Martin           Thank you for participating with us and we hope you've got all the information you need. But you are well aware that we're very receptive to phone calls. We're happy to send you any information that we haven't provided that you want today, Derek, we'll get back to you with an answer on the deposit service fees because we believe they have increased so we need to get that straightened out. So thank you.

Operator Ladies and gentlemen, that does conclude our conference for today. You may all disconnect and thank you for participating.